Exhibit 99.2

DST Systems, Inc.
Unaudited Pro Forma Consolidated Financial Data

The following Unaudited Pro Forma Consolidated Financial data of DST Systems, Inc. (“DST” or the “Company”) reflects (i) the sale of 44,478,572 shares of DST’s investment in Asurion Corporation (“Asurion”) for $980 million of cash and approximately $45.8 million of receivables that are expected to be collected within one year from the closing of the transaction on July 3, 2007 and (ii) the exchange of 4,942,064 shares of DST’s investment in Asurion for an equivalent number of shares in the new parent company of Asurion at fair value, collectively “the Transaction”.

Each of the following Unaudited Pro Forma Consolidated Statements of Income for the three months ended March 31, 2007 and for the year ended December 31, 2006 was prepared assuming the Transaction occurred on January 1, 2006. The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2007 was prepared assuming the proceeds from the sale of 44,478,572 shares and the exchange of 4,942,064 shares occurred on that date.

The Unaudited Pro Forma Consolidated Financial Data is based on certain assumptions and do not purport to represent what the Company’s results of operations would have been had such transactions in fact occurred at the dates indicated, or to project the Company’s results of operations or financial condition to any future period or date. The Unaudited Pro Forma Consolidated Financial data is based upon and should be read in conjunction with the historical consolidated financial statements, including the notes thereto, included in DST’s periodic filings on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.

DST Systems, Inc.
Unaudited Pro Forma Consolidated Statement of Income
For the year ended December 31, 2006 and the three months ended March 31, 2007
(in millions, except per share amounts)

	Year ended December 31, 2006				Three months ended March 31, 2007
	Historical	Pro Forma Adjustments		Pro Forma	Historical	Pro Forma Adjustments		Pro Forma
Operating revenues	$1,556.2	$		$1,556.2	$426.2	$		$426.2
Out-of-pocket reimbursements	679.6			679.6	159.1			159.1
Total revenues (includes related party revenues of $162.2)	2,235.8			2,235.8	585.3			585.3

Costs and expenses	1,800.6			1,800.6	475.8			475.8
Depreciation and amortization	129.9			129.9	29.9			29.9
Income from operations	305.3			305.3	79.6			79.6

Interest expense	(77.3)			(77.3)	(18.2)			(18.2)
Other income, net	50.0			50.0	12.8			12.8
Gains on sale of businesses	52.8	(52.8	)(1)
Equity in earnings of unconsolidated affiliates	47.7	(8.0	)(2)	39.7	24.8	(11.4	)(4)	13.4

Income before income taxes	378.5	(60.8)		317.7	99.0	(11.4)		87.6
Income taxes	105.6	(12.8	)(3)	92.8	33.6	(4.6	)(5)	29.0

Net income	$272.9	$(48.0)		$224.9	$65.4	$(6.8)		$58.6

Average common shares outstanding	66.1			66.1	63.1			63.1
Average diluted shares outstanding	72.1			72.1	71.8			71.8

Basic earnings per share	$4.13	$(0.73)		$3.40	$1.04	$(0.11)		$0.93
Diluted earnings per share	$3.78	$(0.66)		$3.12	$0.90	$(0.08)		$0.82

See Notes to Unaudited Pro Forma Consolidated Financial Data

DST Systems, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
March 31, 2007
(dollars in millions, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets
Cash	$85.9	$980.0	(6)	$1,065.9
Transfer agency investments	72.1			72.1
Accounts receivable (includes related party receivables of $23.2)	376.9			376.9
Inventories	17.4			17.4
Deferred income taxes	40.6			40.6
Other assets	39.0	45.8	(7)	84.8
	631.9	1,025.8		1,657.7

Investments	1,704.3	88.9	(8)	1,793.2
Properties	522.8			522.8
Goodwill	112.9			112.9
Intangibles	24.5			24.5
Other assets	66.6			66.6
Total assets	$3,063.0	$1,114.7		$4,177.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$968.4	$		$968.4
Transfer agency deposits	72.1			72.1
Accounts payable	75.4			75.4
Accrued compensation and benefits	82.0			82.0
Deferred revenues and gains	76.3			76.3
Other liabilities	125.4			125.4
Income taxes payable		360.0	(9)	360.0
	1,399.6	360.0		1,759.6

Long-term debt	518.0			518.0
Deferred income taxes	394.9	40.8	(10)	435.7
Income taxes payable	65.7	50.0	(11)	115.7
Other liabilities	61.4			61.4
	2,439.6	450.8		2,890.4
Commitments and contingencies

Stockholder’s equity
Preferred stock, $0.01 par, 10 million shares authorized and unissued
Common stock, $0.01 par, 400 million shares authorized, 95.3 million share issued	1.0			1.0
Additional paid-in capital	123.1			123.1
Retained earnings	1,519.6	663.9	(12)	2,183.5
Treasury stock, at cost	(1,574.0)			(1,574.0)
Accumulated other comprehensive income	553.7			553.7
Total stockholder’s equity	623.4	663.9		1,287.3
Total liabilities and stockholder’s equity	$3,063.0	$1,114.7		$4,177.7

See Notes to Unaudited Pro Forma Consolidated Financial Data

DST Systems, Inc.
Notes to Unaudited Pro Forma Consolidated Financial Data

Unaudited Pro Forma Consolidated Statement of Income

For the year ended December 31, 2006

(1)                                  Reflects the elimination of the $52.8 million pretax gain from the merger of DST lock\line, Inc. into a wholly owned subsidiary of Asurion Corporation, which occurred on January 1, 2006.

(2)                                  Assuming the Transaction occurred at the beginning of 2006, DST would not have recorded equity in earnings of Asurion Corporation, DST’s equity method investment, for the year ended December 31, 2006.

The pro forma adjustment was computed in the following manner:

DST’s pro rata share of Asurion net income	$10.8
Amortization of deferred gain	1.0
Amortization of identifiable intangibles	(3.8)
8.0

(3)                                  Reflects income tax provision of $12.8 million for pro forma adjustments (1) and (2) above, including all Asurion equity in earnings related impacts.

For the three months ended March 31, 2007

(4)                                  Assuming the Transaction occurred at the beginning of 2006, DST would not have recorded equity in earnings of Asurion Corporation, DST’s equity method investment, for the three months ended March 31, 2007.

The pro forma adjustment was computed in the following manner:

DST’s pro rata share of Asurion net income	$12.1
Amortization of deferred gain	0.2
Amortization of identifiable intangibles	(0.9)
11.4

(5)                                  Reflects income tax provision of $4.6 million for pro forma adjustment (4) above, including all Asurion equity in earnings related impacts.

Unaudited Pro Forma Consolidated Balance Sheet

(6)                                  Increase in cash and cash equivalents is the result of the receipt of cash proceeds in the amount of $980 million from the closing of the sale of 44.5 million shares of Asurion.

(7)                                  Increase in other current assets is due to $45.8 million of receivables, representing an estimate of the additional cash proceeds associated with the Transaction that are expected to be collected within one year from the closing of the Transaction.

(8)                                  Assuming the Transaction occurred on March 31, 2007, DST would not have used the equity method of accounting associated with the 44.5 million shares of Asurion and would have recorded the investment, at fair value, associated with the tax deferred exchange of 4.9 million shares of Asurion for the equivalent number of shares in the new parent of Asurion. The new investment in Asurion would have been accounted for as a cost basis investment.

The pro forma adjustment was computed in the following manner:

Net investment in Asurion eliminated	$(20.0)

Net investment basis in Asurion, at fair value added	108.9
Net change in investment	$88.9

(9)                                  Reflects the estimated current income tax liability associated with the estimated aggregate proceeds from the sale of Asurion of $1,025.8 million.

(10)                            The net increase in deferred tax liabilities is the result of the elimination of deferred tax liabilities associated with the original investment in Asurion and the establishment of deferred taxes for the $108.9 million cost basis investment in Asurion after the tax deferred exchange of 4.9 million shares.

(11)                            Reflects the estimated non-current income tax liability associated with the estimated aggregate proceeds from the sale of Asurion.

(12)                            Reflects the impact on net assets of DST from pro forma adjustments (6) through (11).